Exhibit 99.1

NEWS RELEASE

GEOSPACE TECHNOLOGIES REPORTS PROFITABLE FIRST QUARTER

FOR FISCAL YEAR 2025

Houston, Texas – February 5, 2025 – Geospace Technologies Corporation (NASDAQ: GEOS) (“the “Company") today announced results for its first quarter ended December 31, 2024. For the three-months ended December 31, 2024, Geospace reported revenue of $37.2 million compared to revenue of $50.0 million for the comparable year-ago quarter. Net income for the three-months ended December 31, 2024, was $8.4 million, or $0.65 per diluted share, compared to $12.7 million, or $0.94 per diluted share, for the quarter ended December 31, 2024.

Management’s Comments

Richard J. (“Rich”) Kelley, President and CEO of Geospace Technologies said, “Our companywide focus on driving profitability through strategic decisions continues to yield positive results. We just completed another profitable quarter after two consecutive years of profitability, excluding non-cash charges in the prior quarter.

As an organization, we have embraced the realignment of our business segments to better reflect our long-term vision and market opportunities. This quarter represents our first reporting period using our new business segments: Smart Water, Energy Solutions and Intelligent Industrial. To provide greater insight into the revenue reported using these new segments, we extracted from the former Adjacent Markets segment our water solutions of Hydroconn® connectors and the Aquana brand offerings to form the Smart Water segment. Additionally, the remaining businesses under the former Adjacent Markets segment are combined with our previous Emerging Markets segment to form the Intelligent Industrial segment. The former Oil & Gas segment is almost unchanged and has now become our Energy Solutions segment.

Historically for our water-related offerings, the first quarter of the fiscal year usually results in less revenue due in part to seasonality of utility-related deployments as well as the municipal government budget cycle, which typically begins in October. Positively, revenue reported from the Smart Water segment shows an increase of 72% from the same period last year. We see significant future potential in the municipal and multi-family markets for our water management solutions and intend to grow both organically and through potential acquisition to realize our long-term vision for this vertical.

Our Energy Solutions segment achieved a notable milestone in this quarter including a $17 million sale of shallow water OBX-750E nodes to an international seismic contractor. Looking ahead to the remainder of the year, we anticipate there may be variability in quarterly revenue due to on-going market conditions in the Energy Solutions segment.

Our Intelligent Industrial segment maintained consistent revenue through a combination of our imaging solutions, advanced sensor products, specialized contract manufacturing services and security and surveillance applications.

We are pleased to begin the fiscal year with a strong quarter yielding net income for our shareholders. We continue to evaluate options associated with potential acquisitions and other growth strategies and seek more ways in which we will increase value in the future.”

Smart Water Segment

First quarter revenue from the Company’s Smart Water segment totaled $7.3 million for the three months ended December 31, 2024. This compares to $4.2 million in revenue for the same period a year ago, an increase of 72%. The increase in revenue is due to higher demand for the Company’s Hydroconn® cable and connector products.

Energy Solutions Segment

The Energy Solutions segment revenue totaled $24.3 million for the three months ended December 31, 2024. This compares to $39.9 million in revenue for the same period a year ago, a decrease of 39%. Revenue for the three months ended December 31, 2024 included a $17 million OBX marine wireless product sale. However, in comparison, revenue for the first quarter of the prior year included a $30 million sale of our Mariner™ shallow water ocean bottom nodes. Additionally, the reduction in revenue for the first quarter of fiscal year 2025 was due to lower utilization of the OBX rental fleet.

Intelligent Industrial Segment

Revenue from the Company’s Intelligent Industrial segment totaled $5.6 million for the three-month period ended December 31, 2024. This compared with $5.8 million from the same year ago period, a decrease of 4%. The decrease in revenue for the three months ended December 31, 2024, was primarily due to lower demand for our imaging products.  The decrease was partially offset by an increase in demand for our industrial sensor products.

Balance Sheet and Liquidity

As of December 31, 2024, the Company had $22.1 million in cash, cash equivalents and short-term investments, and had $40.6 million in current trade accounts and financing receivables, which includes $16 million from a non-cash sale of used rental equipment during the quarter.  The Company has maintained additional borrowing availability of $12 million under its bank credit agreement with no borrowings outstanding and owns unencumbered property and real estate in both domestic and international locations. In fiscal year 2025, management anticipates a capital expenditure budget of $6 million and does not anticipate significant increases to the rental fleet given current market conditions.

The Company completed its $7 million stock repurchase program early in the second quarter of fiscal year 2025.  During the three-month period ended December 31, 2024, the Company purchased $0.2 million of treasury stock pursuant to the stock repurchase program. Through the program, the Company purchased roughly 716,000 shares at an average price of $9.72 per share.

Conference Call Information

Geospace Technologies will host a conference call to review its first quarter fiscal year 2025 financial results on February 6, 2025, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (800)274-8461 (US) or (203)518-9814 (International). Please reference the conference ID: GEOSQ125 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in advanced sensing, IOT and highly ruggedized products, which serve smart water, energy exploration, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 450 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange under the ticker symbol GEOS and has been added to the Russell 2000®, Russell 3000®, and Russell Micro-cap®. For more information, visit www.geospace.com.

MEDIA CONTACT: Caroline Kempf, ckempf@geospace.com, 713.986.8710

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results and expected demand for our products in various segments and our expected capital expenditures. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results and decreases in commodity price levels which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us) our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX rental equipment, failure of our Quantum products to be adopted by the border and perimeter security market, or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2024	December 31, 2023
Revenue:
Products	$32,645	$43,714
Rental	4,578	6,318
Total revenue	37,223	50,032
Cost of revenue:
Products	14,269	23,842
Rental	2,805	3,954
Total cost of revenue	17,074	27,796

Gross profit	20,149	22,236

Operating expenses:
Selling, general and administrative	7,420	5,826
Research and development	4,894	3,602
Provision for recovery of credit losses	—	(29)
Total operating expenses	12,314	9,399

Income from operations	7,835	12,837

Other income (expense):
Interest expense	(44)	(56)
Interest income	745	235
Foreign currency transaction gains (losses), net	(14)	(163)
Other, net	(33)	(74)
Total other income (loss), net	654	(58)

Income before income taxes	8,489	12,779
Income tax expense	113	100
Net income	$8,376	$12,679

Income per common share:
Basic	$0.66	$0.96
Diluted	$0.65	$0.94

Weighted average common shares outstanding:
Basic	12,753,378	13,251,360
Diluted	12,877,387	13,460,516

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	December 31, 2024	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,410	$6,895
Short-term investments	20,655	30,227
Trade accounts and financing receivables, net	40,645	21,868
Inventories, net	27,921	26,222
Assets held for sale	1,841	1,841
Prepaid expenses and other current assets	2,613	2,313
Total current assets	95,085	89,366

Non-current inventories, net	18,742	18,031
Rental equipment, net	12,480	14,186
Property, plant and equipment, net	23,358	21,083
Non-current trade accounts and financing receivables	7,264	6,375
Operating right-of-use assets	400	464
Goodwill	736	736
Other intangible assets, net	1,611	1,649
Other non-current assets	263	304
Total assets	$159,939	$152,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$7,312	$8,003
Operating lease liabilities	130	173
Other current liabilities	9,446	9,021
Total current liabilities	16,888	17,197

Non-current operating lease liabilities	309	339
Deferred tax liabilities, net	32	34
Total liabilities	17,229	17,570

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,315,262 and 14,206,082 shares issued, respectively; and 12,798,897 and 12,709,381 shares outstanding, respectively	143	142
Additional paid-in capital	97,690	97,342
Retained earnings	63,658	55,282
Accumulated other comprehensive loss	(4,699)	(4,257)
Treasury stock, at cost, 1,516,365 and 1,496,701 shares, respectively	(14,082)	(13,885)
Total stockholders’ equity	142,710	134,624
Total liabilities and stockholders’ equity	$159,939	$152,194

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net income	$8,376	$12,679
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax expense	—	8
Rental equipment depreciation	1,884	3,313
Property, plant and equipment depreciation	867	822
Amortization of intangible assets	37	109
Amortization of premiums (accretion of discounts) on short-term investments	(104)	(115)
Stock-based compensation expense	349	406
Provision for recovery of credit losses	—	(29)
Inventory obsolescence expense	506	20
Gross profit from sale of rental equipment	(15,978)	(19,350)
Gain on disposal of property, plant and equipment	(86)	—
Realized gain on investments	(10)	—
Effects of changes in operating assets and liabilities:
Trade accounts and financing receivables	(3,622)	8,001
Inventories	(2,988)	(4,059)
Other assets	(196)	179
Accounts payable trade	(690)	(478)
Other liabilities	146	1,146
Net cash provided by (used in) operating activities	(11,509)	2,652

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,199)	(779)
Proceeds from the sale of property, plant and equipment	89	—
Investment in rental equipment	(373)	(2,558)
Proceeds from the sale of rental equipment	65	597
Proceeds from the sale of short-term investments	9,660	—
Payments received on note receivable related to sale of subsidiary	45	—
Net cash provided by (used in) investing activities	6,287	(2,740)

Cash flows from financing activities:
Purchase of treasury stock	(197)	—
Net cash used in financing activities	(197)	—

Effect of exchange rate changes on cash	(66)	192
Increase (decrease) in cash and cash equivalents	(5,485)	104
Cash and cash equivalents, beginning of period	6,895	18,803
Cash and cash equivalents, end of period	$1,410	$18,907

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$113	$—
Accounts and financing receivables related to sale of rental equipment	16,112	30,048
Inventory transferred to rental equipment	36	593

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2024	December 31, 2023
Revenue:
Smart Water	$7,288	$4,234
Energy Solutions	24,282	39,911
Intelligent Industrial	5,577	5,813
Corporate	76	74
Total	$37,223	$50,032

Income (loss) from operations:
Smart Water	$370	$1,095
Energy Solutions	13,282	15,068
Intelligent Industrial	(940)	(191)
Corporate	(4,877)	(3,135)
Total	$7,835	$12,837